Exhibit 99.1

Jack Creek Investment Corp. Announces Pricing

of $300 Million Upsized Initial Public Offering

January 21, 2021

NEW YORK, NY--(BUSINESS WIRE)--Jack Creek Investment Corp. (the “Company”), a special purpose acquisition company formed for the purpose of entering into a combination with one or more businesses, announced today the pricing of its upsized initial public offering of 30,000,000 units at a price of $10.00 per unit. The units will be listed on the Nasdaq Stock Market, LLC (“Nasdaq”) and will trade under the ticker symbol “JCICU” beginning on January 22, 2021. Each unit issued in the offering consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. After the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “JCIC” and “JCICW,” respectively.

Jack Creek Investment Corp., led by Jeffrey Kelter, Robert Savage, Thomas Jermoluk and James Clark, is incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with a company that is a technology innovator within the food and grocery logistics and supply chain ecosystems, where significant disruption is occurring as a result of accelerating eCommerce demand trends.

UBS Securities LLC and J.P. Morgan Securities LLC are acting as joint book-running managers for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 4,500,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from UBS Securities LLC, Attention: Prospectus Department, 1285 Avenue of the Americas, New York, NY 10019, or by telephone at (888) 827-7275 or email at ol-prospectusrequest@ubs.com or J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: (866) 803-9204, or by emailing prospectus-eq_fi@jpmchase.com.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission (“SEC”) and became effective on January 21, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering. No assurance can be given that the offering will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Investors:

Lauren Ores

Email: lores@kshcapital.com

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